(h)(6)

               AMENDMENT TO TRANSFER AGENCY AND SERVICE AGREEMENT

This AMENDMENT TO TRANSFER AGENCY AND SERVICE AGREEMENT (the "Amendment") is dated as of December 9, 2004 by and between Harding, Loevner Funds, Inc. ("HLF") and INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company ("IBT").

         WHEREAS, HLF and IBT have entered into a Transfer Agency and Service Agreement dated June 1, 1999, as amended from time to time (the "TA Agreement");

         WHEREAS, HLF and IBT desire to amend the TA Agreement subject to the terms and conditions set forth herein;

         WHEREAS, HLF and IBT have mutually agreed to certain modifications to the TA Agreement;

         NOW, THEREFORE, HLF and IBT hereby agree to amend the TA Agreement as follows:

1.        AMENDMENTS.

         (a) Section 11 of the TA Agreement is hereby amended by deleting paragraphs 11.1 and 11.2 thereof in their entirety and inserting in lieu thereof the following:

         "11.1 For performance by the Bank pursuant to this Agreement, the Fund(s) agree to pay the Bank an annual maintenance fee as may be agreed in writing between the parties.

         11.2 In addition to the fee paid under Section 11.1 above, the Fund(s) agree to reimburse the Bank for out-of-pocket expenses or advances incurred by the Bank in performing its obligations under this Agreement as may be agreed in writing between the parties. In addition, any other expenses incurred by the Bank at the request or with the written consent of the Fund(s) including, without limitation, any equipment or supplies which the Fund specifically orders or requires the Bank to purchase, will be reimbursed by the Fund(s)."

         (b) Appendix A to the Agreement--"Portfolios"--is hereby amended by deleting such Appendix A in its entirety and replacing it with Appendix A attached hereto as Exhibit A.

         (c) Appendix B to the Agreement is deleted in its entirety and reserved.

         (d) Section 18.1(a) of the TA Agreement is hereby amended by deleted the lead-in paragraph of such Section 18.1(a) in its entirety and replaced with the following new language:

         "18.1(a) The term of this Agreement shall continue through May 31, 2008 (the "Initial Term"), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive one-year terms (each a "Renewal Term") unless written notice of non-renewal is delivered by the non-renewing party to the other party no later than one-hundred twenty days prior to the expiration of the Initial Term or anytime thereafter, as the case may be."

2. MISCELLANEOUS.

         (a) Except as amended hereby, the TA Agreement shall remain in full force and effect.

         (b) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed as an instrument under seal by its officer thereunto duly authorized as of the date first above written.

                                            HARDING, LOEVNER FUNDS, INC.

                                            By: /s/ David R. Loevner
                                            Name: David R. Loevner
                                            Title: President
                                            Date:


                                            INVESTORS BANK & TRUST COMPANY

                                            By: /s/ Andrew M. Nesvet
                                            Name: Andrew M. Nesvet
                                            Title: Managing Director
                                            Date: 12/10/04

                                   Exhibit A


HARDING, LOEVNER FUNDS, INC.

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